KPMG Peat Marwick LLP
4200 Norwest Center
90 South Seventh Street
Minneapolis, MN  55402


Independent Auditors' Report on Internal Accounting
Control

The Board of Directors and Shareholders
Strategist Growth and Income Fund, Inc.:

In planning and performing our audits of the financial statements of Strrategist Equity Income
Fund, Strategest Total Return Fund, Strategist
Balanced Fund, and Strategist Equity Fund (funds within Strategist Growth and Income Fund, Inc.) for the period from May 13, 1996 (commencement of operations) to September 30, 1996, we considered their internal control structure, including procedures for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial staements and to comply with the requirements of Form NSAR, not to provide assurance on the internal control structure.

The management of Strategist Growht and Income
Fund, Inc. is responsible for establishing and maintaining a system of internal accounting control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of internal control structure policies and procedures. Two of the objectives of an internal control structure are to provide management with reasonable, but not absolute, assurance that assets are safeguarded against loss from unauthorized use or disposition and that transactions are executed in accordance with management's authorization and recoreded properly to permit the preparation of financial statements in conformity with generally accepted accounting principles.

Because of inherent limitations in any internal control structure, errors or irregularities may occur and not be detected. Also, projection of any evaluation of the structure to futrue periods is subject to the risk that it may become inadeequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of the internal control structure would not necessarily disclose all matters in the internal control structure that might be material weaknesses under standards established by the American Institute of Certified Public Accountants.
A material weakness is a condition in which the design or operation of the specific internal control structure elements does not reduce to a relatively low level the risk that errors or irregularities in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matter involving the internal control structure, including procedures for safeguarding securites, that we consider to be a material weakness as defined above as of September 30, 1996.

This report is intended solely for the information and use of management and the Securities and Exchange Commission.


KPMG Peat Marwick LLP


Minneapolis, Minnesota
November 1, 1996